Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 12th day of April 2010, by and between NTN Buzztime, Inc., a Delaware corporation (the “Company”), and Michael Bush, an individual (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, effective as of April 12, 2010 (the “Effective Date”).

B. The Executive desires to accept such employment on such terms and conditions.

C.  This Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date and supersedes and negates all previous agreements with respect to such relationship.

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1
Retention; Authorization to Work in the United States.  Subject to the terms and conditions expressly set forth in this Agreement, the Company does hereby hire, engage and employ the Executive and the Executive does hereby accept and agree to such hiring, engagement and employment.  Executive’s employment with the Company is “at-will” and either the Company or Executive may terminate his employment with the Company at any time for any or no reason, subject to the terms and conditions set forth in this Agreement.  The period of time during which Executive remains employed by the Company is referred to as the “Period of Employment.”  Notwithstanding anything else set forth in this Agreement, the Company's hiring of Executive is conditioned upon, prior to the Effective Date, Executive passing a background check, negative alcohol/drug screen result and compliance with federal I-9 requirements.

1.2
Duties.  During the Period of Employment, the Executive shall serve the Company as its Chief Executive Officer (the “CEO”) and shall have the powers, duties and obligations of management typically vested in the office of the CEO, of a corporation, subject to the directives of the Company’s Board of Directors (the “Board”) and the corporate policies of the Company as they are in effect and as amended from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies).  Specifically, the CEO will work closely with the Board and senior management to launch and execute the overall strategic and operational direction for the Company.  The Executive will establish Company policies and objectives in accordance with board directives to achieve sustainable and cumulative growth over time. Moreover, the CEO will establish responsibilities and procedures for attaining objectives and reviews of operations and financial statements to evaluate achievement of those objectives. During the Period of Employment, the Executive shall report to the Board.  Upon the termination of the Executive’s employment for any reason other than Cause as defined in Section 4.4, the Executive may retain his board seat at the Board’s discretion.  Termination without Cause includes a material diminution in the Executive’s job responsibilities, duties and/or status.

1.3
No Other Employment.  During the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Company, and (ii) hold no other employment.  The Company shall have the right to request the Executive to resign from any board or similar body on which he may then serve if the Board reasonably determines that the Executive’s business related to such service is then in competition or conflicts with any business of the Company or any of its affiliates, successors or assigns.  Nothing in this Section 1.3 shall be construed as preventing Executive from engaging in the investment of his personal assets.

1.4
 No Breach of Contract.  The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (iii) except as set forth on Exhibit A hereto, the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this Agreement and the Confidentiality and Work for Hire Agreement attached hereto as Exhibit B (the “Confidentiality and Work for Hire Agreement”) with any other person or entity.

1.5
Location.  The Executive acknowledges that the Company’s principal executive offices are currently located in Carlsbad, California.  The Executive agrees that he will work from the Company’s principal executive offices. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

2.	Compensation.

2.1
Base Salary.  The Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.  The Executive’s initial Base Salary shall be at an annualized rate of Three Hundred Seventy Five Thousand Dollars ($375,000).  The Company may review the Executive’s Base Salary annually and may increase the Executive’s Base Salary from the rate then in effect based on such review.

2.2
Incentive Bonus.  During the Period of Employment, the Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”) in an amount to be determined by the Board in its sole discretion, based on the achievement of performance objectives established by the Board for that particular period.  The Executive’s target potential Incentive Bonus amount for the 2010 calendar year shall be set at 50% of the Executive’s Base Salary.  For calendar year 2010 the Executive’s Incentive Bonus shall be pro rated based on hire date and any approved leave of absence and shall be based on and subject to the requirements set forth in the 2010 NTN Buzztime Executive Incentive Plan.

For purposes of clarity, the Executive’s target potential Incentive Bonus for 2010 prior to any pro rating shall be One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500), which is equal to fifty percent (50%) of his initial Base Salary. A portion of the Incentive Bonus for 2010 will be guaranteed in the amount of $50,000.

The Board will in its sole discretion reserve the possibility to award an Incentive Bonus of up to 100% of the Executive’s Base Salary for demonstrated extraordinary performance.

The Executive will participate in establishing the Incentive Bonus targets for 2011 and present to the Board (1) such recommendations with respect to such targeted levels that Executive determines in good faith are advisable, or (2) such other modifications to the bonus program for 2010 (including, without limitation, any other performance factors on which the Incentive Bonus determination may be based) as the Executive determines in good faith are advisable.  The Board will consider in its sole discretion adjusting such targeted levels and making such adjustment to the Incentive Bonus program in good faith based on the Executive’s recommendations, but shall have no obligation to make any such adjustment.

The Incentive Bonus, if any, will be paid to the Executive within thirty (30) days after receipt of the independent auditor’s report on the Company’s annual financial statements for the year in question; provided that the Incentive Bonus will not be deemed earned and will not be paid to the Executive unless the Executive is employed by the Company on such payment date.  Payment of the Incentive Bonus, if any, will be subject to withholdings in accordance with the Company’s standard payroll procedures.

2.3
Stock Option Grants.  Subject to this Section 2.3, the Company will grant to the Executive an initial option (the “Initial Option”) to purchase 1,750,000 shares of the Company’s common stock, $0.005 par value per share (“Common Stock”).  The exercise price per share for the Initial Option will be equal to the fair market value of a share of the Common Stock on the date the Initial Option is granted.

In addition, subject to Executive's continuing employment on such dates and approval, in each case, by the compensation committee of the Company's board of directors, (i) the Company will grant to the Executive on or about the first anniversary date of the Effective Date an option (the “Anniversary Option”) to purchase 500,000 shares of Common Stock.  The Initial Option and the Anniversary Option are collectively referred to as the “Options”.  The exercise price per share for the Anniversary Option will be equal to the fair market value of a share of the Common Stock on the date such Option is granted.

Each of the Options will be intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible within the limitations of the Code.  .  Each of the Option shall become vested as to 25% of the total number of shares of Common Stock on the first anniversary of the Award Date.  The remaining 75% of the total number of shares of Common Stock shall become vested in 36 substantially equal monthly installments, with the first installment vesting on the last day of the month following the month in which the first anniversary of the Award Date occurs and an additional installment vesting on the last day of each of the 35 consecutive months thereafter. The vesting of each installment of each of the Options will occur only if such vesting date occurs during the Executive’s continued employment by the Company through the respective vesting date. The maximum term of each of the Options will be ten (10) years from the date of grant thereof, subject to earlier termination upon the termination of the Executive’s employment with the Company, a change in control of the Company and similar events.  The Initial Option shall be granted under the NTN Buzztime, Inc. 2010 Performance Incentive Plan (the “Plan”), a copy of which has been provided to the Executive, and shall be contingent upon Shareholder approval of the Plan and subject to such further terms and conditions as set forth in a written stock option agreement to be entered into by the Company and the Executive to evidence the Options (the “Option Agreement”).  The Option Agreement shall be in substantially the form attached hereto as Exhibit C.  The Anniversary Option, if any, will be granted under the Company's equity incentive plan(s) as then in effect and shall be subject to the terms and conditions of such plan(s) and to such further terms and conditions as set forth in a written stock option agreement to be entered into by the Company and the Executive to evidence such Option.

Upon the occurrence of a Change in Control, 50% of the then unvested portion of the Options shall accelerate and the remaining portion of unvested Options may be accelerated by the Board, in its discretion. For purposes hereof, a “Change in Control” means any of the following transactions if approved by the Board of Directors:  (i) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (ii) consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

2.4
Retention Bonus. Executive shall be entitled to a sum equal to Twenty Five Thousand Dollars ($25,000.00) (“Retention Pay”), less Executive’s authorized deductions and subject to withholdings in accordance with the Company’s standard payroll procedures. The Retention Pay shall be due to Executive upon completion of six (6) months’ continued employment and payable on the next regularly scheduled payroll. In the event of a separation without cause initiated by NTN or by the Executive before the completion of six (6) months, the Executive shall not be eligible to receive the Retention Pay.

3.	Benefits.

3.1
Retirement, Welfare and Fringe Benefits.  During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.  Without limiting the generality of the foregoing, during the Period of Employment, the Company shall provide to the Executive the following benefits:

(a)
At no expense to the Executive, coverage of the Executive, his spouse (if any) and any of his children who qualify as “dependents” within the meaning of Section 152 of the Code under a major medical insurance program with an annual cumulative deductible amount of no more than $2,250;

3.2
Reimbursement of Business Expenses.  The Company will reimburse Executive for all reasonable business expenses the Executive incurs during the Period of Employment in the course and scope of the Executive’s duties, subject to the Company’s expense reimbursement policies in effect from time to time.  Executive will be required to provide substantiation of all of such expenses on Company approved expense report forms in accordance with Company policies.  These payments may be made as direct payments of the Executive’s invoices or bills or by reimbursement to the Executive of costs that are incurred.  The Executive will be responsible for all income and employment taxes due on such payments; the Company will not provide a gross-up payment to cover such tax liabilities.

3.3
Paid Time Off.  During the Period of Employment, the Executive shall accrue paid time off (“PTO”) and shall be permitted time off in accordance with the Company’s PTO policies in effect from time to time.  Executive shall accrue no less than three weeks of PTO per year.  The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

4.	Termination.

4.1
Termination of Employment.  The Executive’s employment by the Company may be terminated either by the Company or by Executive at any time for any or no reason and with or without Cause (in any case, the date that the Executive’s employment by the Company terminates and which constitutes a "separation from service" within the meaning of Section 409A of the Code is referred to as the “Separation Date”).

4.2
Benefits Upon Termination.  If the Executive’s employment with the Company is terminated for any reason by the Company or by the Executive, the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)	The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 4.4) within 10 days following the Separation Date;

(b)
If the Executive’s employment with the Company is terminated by the Company without Cause (as defined in Section 4.4), the Company shall pay (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions and subject to the requirements of Section 4.3, an amount equal to the sum of one (1) month of severance pay for every two (2) months the Executive is employed to a maximum of six (6) months calculated at the Executive’s then-current Base Salary rate in effect on the Separation Date as severance pay, which shall be payable in substantially equal installments on a bi-weekly basis over a period of 6 months.  The first installment of any severance pay payable under this Section 4.2(b) shall commence within 15 days following the 45-day period in which Executive is required to execute and not revoke the general release agreement in accordance with Section 4.3.

(c)
In the event of any termination of Executive’s employment for any reason, including any termination by the Company without Cause, the Executive’s outstanding stock options, restricted stock and other equity-based awards, including the Initial Option and the Anniversary Option, if any, shall continue to be governed in accordance with their terms (including, without limitation, the terms applicable to a termination of the Executive’s employment).

(d)
(Notwithstanding the foregoing provisions of this Section 4.2, if the Executive breaches his obligations under the Confidentiality and Work for Hire Agreement and/or Section 6, 7 or 8 of this Agreement at any time, from and after the date of such breach, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of any benefits provided in Section 4.2(b).

The foregoing provisions of this Section 4.2 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).  In no event shall the Company’s obligations to the Executive exceed the sum of the Accrued Obligations, the benefits provided in Section 4.2(b), if applicable, and the benefits contemplated by this paragraph, regardless of the manner of the Executive’s termination.

4.3	Release; Exclusive Remedy.

(a)
This Section 4.3 shall apply notwithstanding anything else contained in this Agreement or any stock option, restricted stock or other equity-based award agreement to the contrary. Notwithstanding any provision in this Agreement to the contrary, as a condition precedent to any Company obligation to the Executive pursuant to Section 4.2(b) or any agreement or obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his Separation Date, (i) sign and not revoke a general release agreement in a form prescribed by the Company, and provided further that such general release agreement is executed and becomes effective no later than forty-five (45) days following the Executive's Separation Date and (ii) at the Board’s discretion, provide the Company with a written resignation from the Board as contemplated by Section 1.2. The Company shall have no obligation to make any payment to the Executive pursuant to Section 4.2(b) (or to accelerate the vesting of any equity-based award in the circumstances as may otherwise be contemplated by the applicable award agreement) unless and until the general release agreement contemplated by this Section 4.3 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations and, at the Board’s discretion, the Executive shall have tendered the written resignation from the Board as contemplated by Section 1.2.

(b)
The Executive agrees that the general release agreement described in Section 4.3(a) will include a complete release of all known and unknown claims pursuant to California Civil Code Section 1542 and will require that the Executive acknowledge, as a condition to the payment of any benefits under Section 4.2(b), as applicable, that the payments contemplated by Section 4.2 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment, and the Executive will be required to covenant, as a condition to receiving any such payment (and any such accelerated vesting), not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.  The Company and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement.  All amounts paid to the Executive pursuant to Section 4.2 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

4.4	Certain Defined Terms.

(a)	As used herein, “Accrued Obligations” means:

(i)	any Base Salary that had accrued but had not been paid (including accrued and unpaid personal time off) on or before the Separation Date; and.

(ii)	any reimbursement due to the Executive pursuant to Section 3.2 for expenses incurred by the Executive on or before the Separation Date.

(b)
As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board), (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of the Executive and is reasonably likely to result in material harm to the Company, (ii) the Executive’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Executive which constitutes misconduct and is materially injurious to the Company, (iv) continued willful violations by the Executive of the Executive’s obligations to the Company after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has willfully violated his obligations to the Company.

4.5	Limitation on Benefits.

(a)
Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount if referred to hereinafter as the “Limited Benefit Amount”).  Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).  Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b)
A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense.  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within five (5) days of the date of termination of the Executive’s employment, if applicable, or such other time as requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits.  Unless the Executive provides written notice to the Company within ten (10) days of the delivery of the Determination to the Executive that he disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.

5.	Proprietary Information; Inventions and Developments. Concurrently with entering into this Agreement, the Executive will execute the Confidentiality and Work for Hire Agreement.

6.
Confidentiality.  The Executive hereby agrees that the Executive shall not at any time (whether during or after the Executive’s employment with the Company), directly or indirectly, other than in the course of the Executive’s duties hereunder, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below); provided, however, that this Section 6 shall not apply when (i) disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make available such information (provided, however, that the Executive shall promptly notify the Company in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including but not limited to enforcement of this Agreement.  The Executive agrees that, upon termination of the Executive’s employment with the Company, all Confidential Information in the Executive’s possession that is in written, digital or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (a) was publicly known at the time of disclosure to the Executive, (b) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or (c) is lawfully disclosed to the Executive by a third party.  As used in this Agreement, the term “Confidential Information” means: information disclosed to the Executive or known by the Executive as a consequence of or through the Executive’s relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company Group.

7.
Protective Covenant.  The Executive acknowledges and agrees that should he accept a position (other than an officer whose function substantially relates to financial matters) of any business or organization where his duties, or those of others who report directly or indirectly to him, include any activities in the fields of electronically simulated trivia and sports games or interactive television efforts in the hospitality industry, which in the reasonable judgment of the Company is, or as a result of the Executive’s engagement or participation would become, directly competitive with any aspect of the business of the Company Group (a “Covered Position”), that such position would inevitably lead to a disclosure of Confidential Information in contravention of Section 6.  Accordingly and without limiting the provisions of Section 6, the Executive agrees that during the Period of Employment, the Executive shall not accept employment in a Covered Position.  The Executive expressly acknowledges and agrees that the foregoing restriction is reasonable and necessary in order to protect the Confidential Information of the Company Group.

8.	Anti-Solicitation.

8.1
Business Relationships.  The Executive promises and agrees that during the Period of Employment, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of the Company or any of its affiliates (collectively, the “Company Group”), either directly or indirectly, to divert their business away from the Company Group, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group.

8.2
Executives.  The Executive promises and agrees that during the Period of Employment and for a period of one (1) year thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

9.
Withholding Taxes.  Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

10.
Assignment.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

11.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

12.
Section Headings.  The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

13.
Governing Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

14.
Severability.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

15.
Entire Agreement.  This Agreement, together with the Option Agreements and the Exhibits contemplated hereby, including the Confidentiality and Work for Hire Agreement and Mutual Agreement to Arbitrate, embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof.  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

16.
Modifications.  This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.  Without limiting the foregoing, the at-will nature of Executive's employment by the Company may only be modified in a writing approved by the Company's Board of Directors and executed by both the Company and the Executive.

17.
Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

18.
Arbitration.  Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement, the Confidentiality and Work for Hire Agreement referred to in Section 5, the Option Agreement or any other agreements relating to the grant to Executive of equity-based awards, including any Anniversary Option, the enforcement or interpretation of any of such agreements, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any such agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in accordance with the provisions set forth on Exhibit D hereto.

Nothing in this Agreement or the attached Exhibit D shall prohibit or limit the parties from seeking provisional remedies under California Code of Civil Procedure section 1281.8, including, but not limited to, injunctive relief from a California court of competent jurisdiction.  Without limiting the foregoing, the Executive and the Company acknowledge that any breach of any of the covenants or provisions contained in Section 6, 7 or 8 of this Agreement or in the Confidentiality and Work for Hire Agreement could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Section 6, 7 or 8 of this Agreement or in the Confidentiality and Work for Hire Agreement or such other equitable relief as may be required to enforce specifically any of such covenants or provisions.

19.
 Insurance.  The Company shall have the right at its own cost and expense to apply for and to secure in its own name, or otherwise, life, health or accident insurance or any or all of them covering the Executive, and the Executive agrees to submit to any usual and customary medical examination and otherwise cooperate with the Company in connection with the procurement of any such insurance and any claims thereunder.

20.	Notices.

(a)
All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested.  Any notice shall be duly addressed to the parties as follows:

(i)	if to the Company: NTN Buzztime, Inc. 5966 La Place Court, Suite 100 Carlsbad, CA 92008 Attn: Board of Directors

(ii)	if to the Executive, the to address most recently on file in the payroll records of the Company.

(b)
Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 20 for the giving of notice.  Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

21.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.
Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

23.	Code Section 409A.

(a)
It is intended that any amounts payable under this Agreement and the Company’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to any interest or additional tax imposed under Code Section 409A.  To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.

(b)
Without limiting the generality of the foregoing, and notwithstanding any provision in this Agreement to the contrary, any payments made from the date of the Executive's termination of employment through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code.  For purposes of the foregoing, if upon Executive's separation from service he is then a "specified employee" (within the meaning of Code Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Agreement until the earlier of (i) the first business day of the seventh month following Executive's separation from service, or (ii) ten (10) days after the Company receives notification of Executive's death.  If the Company determines that any other payments hereunder fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code, then the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Section 409A(a)(1) of the Code.  Any payments that are delayed as a result of this Section 23(b) shall be paid without interest.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY” NTN Buzztime, Inc., a Delaware corporation By: /s/ Shannon Kehle Name: Shannon Kehle Title: Vice President of Human Resources “EXECUTIVE” /s/ Michael Bush Michael Bush